Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings
Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares iBoxx $ High Yield Corporate Bond ETF (ISHHYLD)
BlackRock Core Bond Trust - High Yield (BHK-HYLD)
BlackRock Limited Duration Income Trust (BLW)
BlackRock Funds, BlackRock Global Long/Short Credit Fund
(BR-GC)
BlackRock Funds II, High Yield Bond Portfolio (BR-HIYLD)
BlackRock Multi-Asset Income - High Yield Portfolio (BR-
INC-HY)
BlackRock Multi-Asset Income - Passive High Yield Portfolio
(BR-INC-PHY)
BlackRock Secured Credit Portfolio (BR-MSB)
BlackRock Credit Allocation Income Trust (Preferred Sleeve)
(BTZ-PREF)
BlackRock High Yield Portfolio of BlackRock Series Fund,
Inc (BVA-HI)
BlackRock High Yield V.I. Fund (BVA-HY)
BlackRock Debt Strategies Fund, Inc. (DSU)
BlackRock Corporate High Yield Fund, Inc. (HYT)
MIST BlackRock High Yield Portfolio (MIST-HY)
AST BlackRock Global Strategies Portfolio (US High Yield)
(PRU-AA-HY)
JNL/BlackRock Global Long Short Credit Fund (SMF_CC-GC)
UBS PACE Intermediate Fixed Income Investments Portfolio
(UBS-PACE)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
08-05-2015

Security Type:
BND/CORP


Issuer
First Data Corporation (2023)

Selling
Underwriter
Merrill Lynch, Pierce, Fenner and Smith
Incorporated

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Merrill Lynch, Pierce, Fenner and Smith
Incorporated, Citigroup Global Markets
Inc, Deutsche Bank Securities Inc, Morgan
Stanley & Co. LLC, Credit Suisse
Securities (USA) LLC, HSBC Securities
(USA) Inc, Mizuho Securities USA Inc, PNC
Capital Markets LLC, SunTrust Robinson
Humphrey, Inc., KKR Capital Markets LLC

Transaction Details

Date of Purchase
08-05-2015


Purchase
Price/Share
(per share / %
of par)
$100.00

Total
Commission,
Spread or
Profit
1.00


1.	Aggregate Principal Amount Purchased
(a+b)
$125,000,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$ 65,716,000

b. Other BlackRock Clients
$59,284,000

2.	Aggregate Principal Amount of
Offering
$1,210,000,000

Fund Ratio [Divide Sum of #1 by #2]
Must be less than 0.25

0.103305


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[ ] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[x] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.


Completed by:
Dipankar Banerjee
Date:
08-07-2015

Global Syndicate Team Member



Approved by:
Steven DeLaura
Date:
08-07-2015

Global Syndicate Team Member













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